Exhibit 99.1

News Release

The Boeing Company
100 North Riverside Plaza
Chicago, IL 60606-1596
www.boeing.com

Boeing Reports Double-Digit First-Quarter Earnings Growth and Record Backlog

•	First-quarter EPS grew 43 percent to $1.62 per share as net income rose 38 percent to $1.2 billion

•	Operating margin expanded to 11.3 percent as revenue rose to $16.0 billion

•	Operating cash flow more than doubled to $1.9 billion

•	Backlog reached a record $346 billion

•	2008 EPS guidance reaffirmed at between $5.70 and $5.85 per share

•	2009 EPS expected to grow approximately 20 percent to between $6.80 and $7.00 per share

Table 1. Summary Financial Results

	1st Quarter		Change
(Millions, except per share data)	2008	2007
Revenues	$15,990	$15,365	4%
Earnings From Operations	$1,799	$1,309	37%
Operating Margin	11.3%	8.5%	2.8	Pts
Reported Net Income	$1,211	$877	38%
Reported Earnings per Share	$1.62	$1.13	43%
Operating Cash Flow	$1,933	$728	166%

CHICAGO, April 23, 2008 – The Boeing Company’s [NYSE: BA] first-quarter 2008 earnings per share increased 43 percent to $1.62 as net income rose 38 percent to $1.2 billion and operating margin rose to 11.3 percent, driven by solid overall execution in both its commercial airplane and defense businesses as well as lower unallocated costs (Table 1).

Boeing’s quarterly revenue rose 4 percent to $16.0 billion while its operating cash flow more than doubled to $1.9 billion reflecting the strong operating earnings and higher commercial airplane orders. Free cash flow* increased to $1.5 billion (Table 2).

Boeing reaffirmed its 2008 earnings per share guidance at between $5.70 and $5.85. For 2009, Boeing expects EPS between $6.80 and $7.00 per share on strong production program performance and decreases in R&D and pension expense.

“We’re off to a good start in what we expect to be another strong year of financial performance for Boeing,” said Chairman, President and Chief Executive Officer Jim McNerney. “We are methodically working through our challenges, including the start-up of the 787, and our people remain focused on satisfying our customers and leveraging growth and productivity into better bottom-line and top-line performance for our company.”

Total company backlog at quarter-end reached a record $346 billion, up 32 percent in the last year, with growth in the quarter driven by commercial airplane and V-22 multi-year orders.

Table 2. Cash Flow

	1st Quarter
(Millions)	2008	2007
Operating Cash Flow [1]	$1,933	$728
Less Additions to Property, Plant & Equipment	($409)	($451)

Free Cash Flow*	$1,524	$277

[1]	Operating cash flow includes a $506 million contribution to pension plans in first quarter of 2008 and $509 million in first quarter 2007.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing's use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Cash and investments in marketable securities totaled $12.1 billion at quarter-end, up 49 percent from the same period last year but unchanged during the first quarter (Table 3). The company spent $1.2 billion to acquire 15.6 million of its shares in the quarter, enabled by the recent $7 billion share repurchase authorization. Also in the first quarter, the company contributed $506 million to its pension plans.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	1Q08	4Q07
Cash	$7.7	$7.0
Marketable Securities[1]	$4.4	$5.1

Total	$12.1	$12.1

Debt Balances:
The Boeing Company	$3.9	$3.9
Boeing Capital Corporation	$4.3	$4.3

Total Consolidated Debt	$8.2	$8.2

[1]

Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.” At March 31, 2008, it also includes time deposits of $1.5 billion and commercial paper of $0.1 billion classified as “short-term investments.” At December 31, 2007, “short-term investments” included time deposits of $1.0 billion and commercial paper of $0.8 billion.

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) first-quarter revenues rose to $8.2 billion on an 8 percent increase in airplane deliveries and higher services volume, partially offset by lower aircraft trading volume (Table 4). Operating earnings grew 39 percent to $983 million while margins expanded to 12.0 percent, driven by higher delivery volume and services sales and lower R&D spending. During the quarter, the company delivered its 1,400th 747 airplane and its 700th 777 airplane.

Table 4. Commercial Airplanes Operating Results

	1st Quarter		Change
(Millions, except deliveries & margin percent)	2008	2007
Commercial Airplanes Deliveries	115	106	8%

Revenues	$8,161	$7,555	8%
Earnings from Operations	$983	$706	39%

Operating Margins	12.0%	9.3%	2.7	Pts

BCA booked 289 gross orders during the quarter. Contractual backlog rose to a record $271 billion, increasing to more than seven times BCA’s expected 2008 revenues.

Progress on the new 787 Dreamliner continues on the revised schedule announced earlier this month. As reported at that time, Boeing continues to address slower-than-expected completion of work that traveled from supplier facilities into Boeing’s final assembly line and unanticipated rework. The company expects the first flight to occur in the fourth quarter of 2008 with first deliveries to begin in the third quarter of 2009. Recent milestones include successful completion of structural testing of the horizontal stabilizer, completion of full-scale test flights in our simulators, completion of integration testing required for putting electrical power on the airplane, and airworthiness certification of the General Electric engine. The program won 75 orders in the quarter, and total firm orders since launch rose to 892 airplanes from 57 customers.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) expanded operating margins by 120 basis points to 11.4 percent on revenues of $7.6 billion. IDS results reflect strong execution in all segments and extensive productivity improvements.

Table 5. Integrated Defense Systems Operating Results

	1st Quarter		Change
(Millions, except margin percent)	2008	2007
Revenues
Precision Engagement & Mobility Systems	$3,256	$3,327	(2%)
Network & Space Systems	$2,693	$2,778	(3%)
Support Systems	$1,626	$1,612	1%

Total IDS Revenues	$7,575	$7,717	(2%)

Earnings (Loss) from Operations
Precision Engagement & Mobility Systems	$389	$433	(10%)
Network & Space Systems	$267	$148	80%
Support Systems	$204	$203	0%

Total IDS Earnings from Operations	$860	$784	10%

Operating Margins	11.4%	10.2%	1.2	Pts

Precision Engagement & Mobility Systems delivered first-quarter operating earnings of $389 million on $3.3 billion in revenue. Revenue was affected by fewer deliveries on several aircraft programs offset by initial deliveries of two KC-767 international tankers and higher F-15 deliveries. Operating margin was 11.9 percent reflecting product mix and aircraft deliveries in the quarter. In this segment, the company captured a multi-year contract for V-22s and a CH-47 contract. The Air Force awarded the initial KC-X Tanker contract to Northrop Grumman-EADS; Boeing has filed a protest of that award with the Government Accountability Office.

Network & Space Systems achieved significant milestones on several key programs. Operating margin nearly doubled to 9.9 percent driven by strong performance across the segment’s array of programs and a favorable settlement on a satellite program. Last year’s results were affected by adjustments related to the United Launch Alliance joint venture and revised cost estimates on a satellite program.

Support Systems continues to generate strong profits on its broad portfolio of services and logistics programs. Operating margin was a strong 12.5 percent, reflecting solid program execution and contract mix. In this segment, the company captured the first multi-year sustainment contract for the F-22 Raptor fleet.

The IDS backlog increased during the quarter to $74.8 billion driven by the new V-22 multi-year procurement contract. IDS’ backlog is currently more than two times expected 2008 revenues.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported first-quarter pre-tax earnings of $61 million compared to $73 million in the same period last year which included a larger portfolio (Table 6). BCC’s portfolio balance at the end of the quarter was $6.3 billion, down 20 percent from $7.9 billion last year primarily on customer prepayments, normal portfolio run-off and depreciation. BCC contributed $35 million in cash dividends to the company during the quarter. BCC’s debt-to-equity ratio was unchanged at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	1st Quarter		Change
(Millions)	2008	2007
Revenues	$185	$213	(13%)
Pre-Tax Income	$61	$73	(16%)

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology, as well as certain results related to the consolidation of all business units. Other segment expense was $50 million in the first quarter, reduced slightly from $55 million of expense in the same period last year.

Unallocated expense was $55 million, down from $199 million in the same quarter last year, driven by lower deferred compensation and pension expense.

Total pension expense for the quarter decreased by $61 million to $191 million, of which $124 million was allocated to BCA and IDS, and the remaining $67 million recorded as unallocated expense.

Outlook

The company’s financial guidance summarized in Table 7 reflects strong business performance forecasts at IDS and BCA, increasing commercial airplane deliveries, decreasing investment in new airplane development and company-wide productivity gains. The outlook reflects the impact of the previously announced 787 schedule changes.

Boeing’s 2008 revenue guidance is unchanged at between $67 billion and $68 billion. For 2009, the company expects revenues between $72 billion and $73 billion. Earnings-per-share guidance for 2008 is reaffirmed at $5.70 to $5.85 per share. EPS guidance for 2009 is set at between $6.80 and $7.00 per share. Operating cash flow guidance for 2008 is unchanged at greater than $2.5 billion. Operating cash flow for 2009 is expected to exceed $6 billion.

Commercial Airplanes’ 2008 delivery guidance remains between 475 and 480 airplanes and is sold out. BCA revenue guidance for 2008 remains between $34.5 billion and $35 billion, and operating margin guidance is unchanged at approximately 11.5 percent. In 2009 BCA expects to deliver between 500 and 505 commercial airplanes – including approximately 25 Dreamliners – and is essentially sold out. Commercial Airplanes’ revenue in 2009 is expected to grow to between $37 billion and $38 billion accompanied by margins of approximately 11.5 percent. The company expects to deliver more airplanes in 2010 than in 2009.

IDS revenue guidance for 2008 is unchanged at $32 billion to $33 billion. Operating margins are expected to be approximately 10.5 percent. For 2009, IDS expects revenue to grow to $33.5 billion to $34.5 billion, with operating margins exceeding 10.5 percent.

Boeing’s total R&D forecast for 2008 is increased to between $3.6 billion and $3.8 billion, up from between $3.2 billion and $3.4 billion due to the new 787 schedule announced earlier this month and additional 747-8 costs. R&D spending is expected to decline in 2009 to between $3.1 billion and $3.3 billion. Annual capital expenditures are expected to be approximately $1.8 billion in 2008, declining in 2009 to approximately $1.7 billion.

The company’s non-cash pension expense is expected to be approximately $0.8 billion for 2008, falling to approximately $0.5 billion in 2009, though it may vary due to discount rates and investment returns. Discretionary cash funding of Boeing’s pension plans is expected to be approximately $0.5 billion in each of 2008 (contributed during the first quarter) and 2009, though the company will continue to evaluate making additional discretionary contributions to its pension plans.

Table 7. Financial Outlook

(Billions, except per share data)	2008	2009
The Boeing Company
Revenues	$67 - $68	$72 - $73
Earnings Per Share (GAAP)	$5.70 - $5.85	$6.80 - $7.00
Operating Cash Flow[1]	> $2.5	> $6

Boeing Commercial Airplanes
Deliveries	475 - 480	500 - 505
Revenues	$34.5 - $35	$37 - $38
Operating Margin	~ 11.5%	~ 11.5%

Integrated Defense Systems
Revenues
Precision Engagement & Mobility Systems	~ $13.5	Moderate Growth
Network & Space Systems	~ $12	Moderate Growth
Support Systems	~ $7	Moderate Growth

Total IDS Revenues	$32 - $33	$33.5 - $34.5

Operating Margin
Precision Engagement & Mobility Systems	~ 11%	Low Double Digit
Network & Space Systems	~ 9%	High Single Digit
Support Systems	~ 12.5%	Low Double Digit

Total IDS Operating Margin	~ 10.5%	> 10.5%

Boeing Capital Corporation
Portfolio Size	Lower	Lower
Revenue	~ $0.7	~ $0.6
Return on Assets	~ 1.5%	~ 1.5%
Research & Development	$3.6 - $3.8	$3.1 - $3.3
Capital Expenditures	~ $1.8	~ $1.7

[1]	After pension contributions of $0.5 billion in the first quarter of 2008 and $0.5 billion forecast in 2009.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of our growth and productivity initiatives, our 2008 and 2009 financial outlook and the benefits of the IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program and the ability to meet scheduled deliveries of the 787 airplane; technical or quality issues in development programs (affecting schedule and cost estimates) or in the satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; costs associated with the exit of the Connexion by Boeing business; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007.

# # #

Contact:
Investor Relations:	Diana Sands or Rob Young (312) 544-2140
Communications:	Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31
(Dollars in millions except per share data)	2008	2007
Sales of products	$13,688	$13,229
Sales of services	2,302	2,136

Total revenues	15,990	15,365

Cost of products	(10,788)	(10,431)
Cost of services	(1,755)	(1,756)
Boeing Capital Corporation interest expense	(62)	(79)

Total costs and expenses	(12,605)	(12,266)

	3,385	3,099
Income from operating investments, net	58	39
General and administrative expense	(775)	(828)
Research and development expense, net	(869)	(999)
Loss on dispositions/business shutdown, net		(2)

Earnings from operations	1,799	1,309
Other income, net	100	91
Interest and debt expense	(46)	(46)

Earnings before income taxes	1,853	1,354
Income tax expense	(647)	(481)

Net earnings from continuing operations	1,206	873
Net gain on disposal of discontinued operations, net of taxes of $3 and $3	5	4

Net earnings	$1,211	$877

Basic earnings per share from continuing operations	$1.63	$1.14
Net gain on disposal of discontinued operations, net of taxes	0.01	0.01

Basic earnings per share	$1.64	$1.15

Diluted earnings per share from continuing operations	$1.61	$1.12
Net gain on disposal of discontinued operations, net of taxes	0.01	0.01
Diluted earnings per share	$1.62	$1.13

Cash dividends paid per share	$0.40	$0.35

Weighted average diluted shares (millions)	747.4	777.4

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	March 31 2008	December 31 2007
Assets
Cash and cash equivalents	$7,707	$7,042
Short-term investments	1,881	2,266
Accounts receivable, net	5,784	5,740
Current portion of customer financing, net	226	328
Deferred income taxes	2,447	2,341
Inventories, net of advances and progress billings	10,156	9,563

Total current assets	28,201	27,280
Customer financing, net	6,699	6,777
Property, plant and equipment, net of accumulated depreciation of $12,131 and $11,915	8,376	8,265
Goodwill	3,135	3,081
Other acquired intangibles, net	2,236	2,093
Deferred income taxes	247	197
Investments	3,722	4,111
Pension plan assets, net	6,391	5,924
Other assets, net of accumulated amortization of $414 and $385	1,353	1,258

	$60,360	$58,986

Liabilities and Shareholders' Equity
Accounts payable and other liabilities	$17,336	$16,676
Advances and billings in excess of related costs	13,961	13,847
Income taxes payable	587	253
Short-term debt and current portion of long-term debt	802	762

Total current liabilities	32,686	31,538
Deferred income taxes	1,470	1,190
Accrued retiree health care	7,123	7,007
Accrued pension plan liability, net	1,073	1,155
Non-current income taxes payable	1,123	1,121
Other long-term liabilities	391	516
Long-term debt	7,428	7,455
Shareholders' equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 and 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,357	4,757
Treasury shares, at cost – 258,324,322 and 244,217,170	(16,006)	(14,842)
Retained earnings	22,409	21,376
Accumulated other comprehensive loss	(4,423)	(4,596)
ShareValue Trust shares – 31,523,665 and 31,362,850	(2,332)	(2,752)

Total shareholders’ equity	9,066	9,004

	$60,360	$58,986

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31
(Dollars in millions)	2008	2007
Cash flows - operating activities:
Net earnings	$1,211	$877
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	45	48
Depreciation	322	319
Amortization of other acquired intangibles	40	37
Amortization of debt discount/premium and issuance costs	2	3
Customer financing valuation benefit	(6)	(33)
Gain on disposal of discontinued operations	(8)	(7)
Loss on dispositions/business shutdown, net		2
Other charges and credits, net	56	65
Excess tax benefits from share-based payment arrangements	(43)	(31)
Changes in assets and liabilities –
Accounts receivable	197	(231)
Inventories, net of advances and progress billings	(604)	(321)
Accounts payable and other liabilities	628	98
Advances and billings in excess of related costs	113	(330)
Income taxes receivable, payable and deferred	502	359
Other long-term liabilities	(127)	(3)
Pension and other postretirement plans	(419)	(231)
Customer financing, net	72	139
Other	(48)	(32)

Net cash provided by operating activities	1,933	728

Cash flows - investing activities:
Property, plant and equipment additions	(409)	(451)
Property, plant and equipment reductions	9
Acquisitions, net of cash acquired	(40)	(75)
Contributions to investments	(2,958)	(947)
Proceeds from investments	3,630	848
Other	(95)	(56)

Net cash provided/(used) by investing activities	137	(681)

Cash flows - financing activities:
New borrowings	5
Debt repayments	(32)	(817)
Stock options exercised, other	15	91
Excess tax benefits from share-based payment arrangements	43	31
Common shares repurchased	(1,158)	(360)
Dividends paid	(306)	(276)

Net cash used by financing activities	(1,433)	(1,331)

Effect of exchange rate changes on cash and cash equivalents	28	2

Net increase/(decrease) in cash and cash equivalents	665	(1,282)
Cash and cash equivalents at beginning of year	7,042	6,118

Cash and cash equivalents at end of period	$7,707	$4,836

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Three months ended March 31
(Dollars in millions)	2008	2007
Revenues:
Commercial Airplanes	$8,161	$7,555
Integrated Defense Systems:
Precision Engagement and Mobility Systems	3,256	3,327
Network and Space Systems	2,693	2,778
Support Systems	1,626	1,612

Total Integrated Defense Systems	7,575	7,717
Boeing Capital Corporation	185	213
Other	75	76
Accounting differences/eliminations	(6)	(196)

Total revenues	$15,990	$15,365

Earnings from operations:
Commercial Airplanes	$983	$706
Integrated Defense Systems:
Precision Engagement and Mobility Systems	389	433
Network and Space Systems	267	148
Support Systems	204	203

Total Integrated Defense Systems	860	784
Boeing Capital Corporation	61	73
Other	(50)	(55)
Unallocated expense	(55)	(199)

Earnings from operations	1,799	1,309
Other income, net	100	91
Interest and debt expense	(46)	(46)

Earnings before income taxes	1,853	1,354
Income tax expense	(647)	(481)

Net earnings from continuing operations	1,206	873
Net gain on disposal of discontinued operations, net of taxes of $3 and $3	5	4

Net earnings	$1,211	$877

Research and development expense:
Commercial Airplanes	$633	$788
Integrated Defense Systems:
Precision Engagement and Mobility Systems	126	111
Network and Space Systems	76	70
Support Systems	33	24

Total Integrated Defense Systems	235	205
Other	1	6

Total research and development expense	$869	$999

Unallocated expense:
Share-based plans expense	$(30)	$(36)
Deferred compensation expense	61	(10)
Pension	(67)	(130)
Post-retirement	(20)	(32)
Capitalized interest	(13)	(9)
Other	14	18

Total	$(55)	$(199)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	Three months ended March 31
Deliveries	2008	2007
Commercial Airplanes
737 Next-Generation	87	83
747	4	3
767	3	3
777	21	17

Total	115	106

Integrated Defense Systems
Precision Engagement and Mobility Systems
F/A-18 Models	10	11
F-15E Eagle	4
C-17 Globemaster	3	4
KC-767 Tanker	2
CH-47 Chinook	2	5
T-45TS Goshawk	1	2
AH-64 Apache		4
C-40A Clipper		1
Network and Space Systems
Commercial and Civil Satellites	1	2

Contractual backlog (Dollars in billions)	March 31 2008	December 31 2007
Commercial Airplanes	$271.2	$255.2
Integrated Defense Systems:
Precision Engagement and Mobility Systems	23.1	23.0
Network and Space Systems	10.5	9.2
Support Systems	10.8	9.6

Total Integrated Defense Systems	44.4	41.8

Total contractual backlog	$315.6	$297.0

Unobligated backlog	$30.6	$30.2

Total backlog	$346.2	$327.2

Workforce	161,500	159,300